Exhibit 5.1

July 20, 2005

Scientific Games Corporation
750 Lexington Avenue, 25th Floor
New York, New York 10022

Ladies and Gentlemen:

We have acted as special counsel to Scientific Games Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3, as amended (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission for the registration of (a) the sale from time to time by the holders thereof of (i) $275,000,000 aggregate principal amount of the Company's 0.75% Convertible Senior Subordinated Debentures Due 2024 (the "Debentures") issued pursuant to the terms of an Indenture, the form of which is filed as Exhibit 4.1 to the Registration Statement (the "Indenture"), and (iii) the shares (the "Shares") of common stock, par value $0.01 per share, of the Company initially issuable upon conversion of the Debentures, and (b) the guarantees (the "Guarantees") of each of the guarantors listed on Schedule I hereto (the "Subsidiary Guarantors") of the Debentures.

In rendering this opinion, we have reviewed copies of the following documents:

(A)	the Registration Statement;

(B)	the Guarantees;

(C)	the Certificate of Incorporation of the Company and each of the Subsidiary Guarantors, in each case, as such Certificate of Incorporation has been amended and/or restated through the date hereof;

(D)	the By-laws of the Company and each of the Subsidiary Guarantors;

(E)	certain resolutions of the Board of Directors of the Company and each of the Subsidiary Guarantors;

(F)	the Debentures; and

(G)	the Indenture, which is governed by the laws of the State of New York.

We have also made such inquiries and reviewed such other documents and records as we have deemed necessary or appropriate as a basis for our opinion. We have also examined and relied upon the statements, representations and certificates of officers or representatives of the Company, public officials and others. In rendering our opinion, we have assumed that the Debentures have been duly authenticated by the Trustee for the Debentures as provided for in the Indenture, and that the Guarantee of each Subsidiary Guarantor has been duly and validly authorized by all necessary corporate action on the part of each such Subsidiary Guarantor.

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:

1.    the Debentures have been legally issued and constitute the binding obligations of the Company;

2.    the Shares have been duly authorized and reserved and, when issued upon conversion of the Debentures in accordance with the terms of the Debentures and the Indenture, will be legally issued, fully paid and non-assessable.

The opinion set forth above is qualified (i) by the effects of applicable laws relating to bankruptcy, insolvency, and other similar laws relating to or affecting the rights and remedies of creditors generally, (ii) with respect to the remedies of specific performance and injunctive and other forms of equitable relief, by the availability of equitable defenses and the discretion of the court before which any enforcement thereof may be brought and (iii) by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

We express no opinion as to any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America (the "Relevant Laws").

The opinion expressed herein is based upon the Relevant Laws and interpretations thereof in effect on the date hereof, and the facts and circumstances in existence on the date hereof, and we assume no obligation to revise or supplement this opinion letter should any such law or interpretation be changed by legislative action, judicial decision or otherwise or should there be any change in such facts or circumstances.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Kramer Levin Naftalis & Frankel LLP

SCHEDULE I

Autotote Dominicana Inc., a Delaware corporation
Autotote Interactive, Inc., a Delaware corporation
Autotote International, Inc., a Delaware corporation
Scientific Games Acquisition, Inc., a Delaware corporation
Scientific Games Finance Corporation, a Delaware corporation
Scientific Games (Greece), Inc., a Delaware corporation
Scientific Games Holdings Corp., a Delaware corporation
Scientific Games International, Inc., a Delaware corporation
Scientific Games Management Corporation, a Delaware corporation
Scientific Games Online Entertainment Systems, Inc., a Delaware corporation
Scientific Games Royalty Corporation, a Delaware corporation
SG Racing, Inc., a Delaware corporation
MDI Entertainment, LLC, a Delaware corporation
Scientific Games Racing, LLC, a Delaware corporation
Autotote Enterprises, Inc., a Connecticut corporation
Autotote Keno Corporation, a Nebraska corporation
Autotote Gaming, Inc., a Nevada corporation